Exhibit 99.2

November 22, 2016

Hi John,

I will not be serving another year on the Greenwood Hall Board of Directors.  I officially resign from the Board of Directors and my position as Chair of the Audit Committee and member of the Governance Committee on Monday, November 21, 2016.  This e-mail is my official resignation in writing.

My basic reasons for resigning are major differences on the role you want your board to perform for Greenwood Hall which is still in the Zone of Insolvency, highly leveraged, not profitable and generating very little cash from operations.  Further I feel you lack the level of transparency and respect of your board that I would need to continue to serve.

I wish you and Greenwood Hall all the best in the future.

Best,

Fred

Frederic( Fred) T. Boyer